EXHIBIT 99.2

January 30, 2015

Media Contact: Laura ZuHone	Investor Contact: Lee Ann Perry
VP, Director of Marketing	VP, Shareholder Services
217-258-0675	217-258-0493
lzuhone@firstmid.com	lperry@firstmid.com

First Mid-Illinois Bancshares, Inc. announces Proposed Private Offering

Mattoon based First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (“First Mid”) announced today that, in connection with its acquisition of 12 banking centers in Southern Illinois from Old National Bancorp, it intends to conduct a private offering of its common stock for financing in connection the acquisition.

The common stock offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to satisfy the broad financial needs of our customers, provide value for our shareholders, career opportunities for employees, and contribute to the well-being of our communities. We distinguish ourselves by our actions and by our results.

First Mid was first chartered in 1865 and has since grown into a more than $1.6 billion community-focused organization that provides financial services through a network of 35 banking centers in 23 Illinois communities. Our talented team is comprised of over 400 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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